Exhibit 99.1

ENERGY XXI (BERMUDA) LIMITED

(“Energy XXI” or the “Company”)

ENERGY XXI ANNOUNCES UPDATE TO DRILLING SUCCESSES AND

OPERATIONAL ACTIVITIES

HOUSTON – January 8, 2007 – Energy XXI (Bermuda) Limited (AIM: EGY), a rapidly growing independent oil and gas production company currently producing 16,500 barrels of oil equivalent per day (“BOEPD”) from its operations in and along the U.S. Gulf of Mexico, announces two discoveries onshore in South Louisiana and provides an update on current and future exploration and development drilling activities, and risk management. The Company is also pleased to announce the signature of a letter of intent for the acquisition of interests in potentially high-impact exploration acreage in South Louisiana.

High Impact Exploration Update

Energy XXI has participated in four exploration wells in South Louisiana during the second half of 2006, of which three were successful. The two most significant discoveries are:

The Oaks Estate LLC #1 (50% WI) located in Terrebonne Parish, Louisiana, was drilled to 15,789 feet measured depth and logged 454 feet of pay in 12 sands. The Oaks Estate LLC #2 (50% WI), an offset well, has reached total depth and confirmed pay in the offset location. Drilling and production facilities are being installed to handle 40 MMCFPD from the two wells with first production anticipated in March 2007.

As previously announced, the Verda Ragen #1 (50% WI) located in Terrebonne Parish, Louisiana was drilled to a depth of 15,905 feet measured depth and logged 96 feet of net gas pay in two sands. The well has been completed and tested at 3.9 MMCFPD with 10,074 psi flowing tubing pressure. Production facilities are being installed, and first production is projected to be 15 MMCFPD in March 2007.

In addition, the Company has spud two high-potential exploration wells, and expects two additional wells to commence drilling during the next quarter.

The ConocoPhillips-operated Miami Corp. #1 (30% WI), located in St. Mary Parish, Louisiana, and is currently drilling to a proposed depth of 16,745 feet. Six miles to the southwest of this prospect area, the Belle Isle Field has produced over 250 BCFE from the targeted sands.

The SL 18856 #1 well (Barracuda Prospect, 25% WI), located in Terrebonne Parish, Louisiana is currently drilling to test amplitude supported Middle Miocene sands. Barracuda is operated by Energy Partners LTD.

Energy XXI will drill the Rabbit Island Field “J” Prospect (SL 340 #7 well, 52% WI), located in St. Mary Parish, Louisiana to a proposed total depth of 16,500 feet. The “J” Prospect is a significant high-potential test for deep Cip Op horizons beneath a prolific company-operated field.

The Company is participating in the Nexen-operated Cote de Mer Prospect (32.8% WI), located in Vermilion Parish, Louisiana. The initial test well will be drilled to proposed total depth of 20,500 feet. This is a high potential prospect designed to test deep objectives in the prolific Lower Miocene trend, which are analogous to deep production to the north (700 BCFG and 7 MMBC).

AMI Provides Exploration Upside

The Company recently enhanced its exploration portfolio by entering into a letter of intent with Centurion Exploration Company whereby Energy XXI will acquire 50% working interest in the Gridiron Project which is located in St. Bernard, Plaquemines, and Orleans Parishes in South Louisiana. The joint venture is comprised of eight prospects ranging in objective depths from 10,000’ to 21,500’. In addition, Energy XXI will acquire 66.67% interest in Centurion’s South Lake Verret Prospect located in St. Martin Parish, Louisiana. This well will be drilled to a depth of 10,100’ and will test the Marg A formation. Energy XXI will serve as Operator of the prospects acquired and will operate future prospects developed within the approximate 100,000-acre Area of Mutual Interest (AMI) associated with the Gridiron Project.

“We are very eager to participate with Centurion in the Gridiron Project and the South Lake Verret Prospect; Centurion has proven to be a generator of sound technical projects which we believe, combined with the operational capabilities of Energy XXI, will prove to be a very worthwhile relationship for both companies,” said Steve Weyel, President and Chief Operating Officer of Energy XXI.

Additional Drilling Update

At the South Timbalier 21 Field located offshore Gulf of Mexico, where Energy XXI operates with a 100% working interest, a drilling liner has been run to 12,800 feet on the #137 well. An additional 500 feet is left to drill in order to reach the target objectives, the D-14 and D-16 sands. This well will test a seismic amplitude anomaly analogous to the successful #133 well. In addition, the F-1 S/T 1 is presently being completed. The well is an offset to Energy XXI’s #131 well, and is a sidetrack from an existing well that will accelerate production from the D-2 sand in the #131 well. Production from an initial workover in ST 21, #87 should be online in mid-January at approximately 700 BOEPD. Additionally, two other workovers have been completed at ST 21, the F3 and #125, which are scheduled to come online mid-January 2007. Estimated combined production from these wells is 925 BOEPD. Two workover rigs are currently operating in the South Timbalier 21 Field.

The SL 340 #224 (100% WI) in the Rabbit Island Field, located in St. Mary Parish, La., was successfully drilled and encountered over 55 feet of net pay in the 9,700’ sand. Completion activities are underway with production of 275 BOEPD expected in mid-January. In addition, the SL 340 #223 (100% WI) was successfully drilled and is scheduled to come online mid-January at 200 BOEPD. The SL 340 #215 (100% WI) was successfully worked-over and is expected to produce 100 BOEPD in early January.

John Schiller, Chairman and CEO of Energy XXI, commented:

“We are delighted that Energy XXI is in a position to make such a positive drilling update to start 2007 with two successes in South Louisiana and a number of additional wells with drilling either underway or commencing shortly.”

“Given the extensive exploration, development and appraisal activities planned for the year ahead we believe 2007 should prove to be an exciting year for the Company, as it builds on the successes achieved last year.”

Risk Management Update

Energy XXI continues its proactive risk management strategy with incremental material hedge transactions beyond those previously announced. Recent instruments include a crude oil “swap” through December 2008 at $71.50/BBL for 690,000 BBLs, along with a costless “three-way” crude oil collar at $55.00/$65.00/$72.90 on 801,000 BBLs of reserves through December 2009. This costless “three-way” crude oil collar allows Energy XXI to receive a minimum of $65.00 per barrel unless market prices decline to below $55.00. If the market price of crude oil decreases to below $55.00/BBL, the Company will receive $10.00 above the then crude oil market price. Energy XXI will also benefit from all market price increases to a maximum of $72.90/BBL relating to these hedged volumes.

Additionally, Energy XXI transacted a natural gas costless-collar and a natural gas “three-way” costless-collar. The natural gas costless-collar protects 2.48 BCF of reserves through December 2008 at a minimum price of $8.50/mmBtu. Energy XXI will benefit from all price increases to a maximum of $10.425/mmBtu. The natural gas “three-way” costless collar entered into at $6.00/$8.00/$10.00 protects 6.39 BCF of reserves through December 2009. Energy XXI will receive a minimum of $8.00/mmBtu unless prices decline to below $6.00/mmBtu. If natural gas prices decline to below $6.00/mmBtu, Energy XXI will receive $2.00/mmBtu above the then market price of natural gas. Energy XXI will also benefit from all price increases to a maximum of $10.00/mmBtu relating to these hedged volumes.

As of January 3rd market close and since commencement of operations, the Company has received $23.3 million of hedge gains and the mark-to-market value of all remaining hedge positions currently held by Energy XXI is $56.9 million.

Enquiries of the Company

Energy XXI

John D. Schiller

Chief Executive Officer and Chairman of the Board

+1 713-351-3001

Steve Weyel

President and Chief Operating Officer

+1 713-351-3030

Pelham PR

James Henderson

James.henderson@pelhampr.com

+44 207 743 6673

Alisdair Haythornthwaite

Alisdair.haythornthwaite@pelhampr.com

+44 207 743 6676

About Energy XXI

Energy XXI is an independent oil and natural gas exploration and production company who emphasizes acquisitions as a significant part of their growth strategy. The Company’s properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

The above update adheres to the standard set by the Society of Petroleum Engineers.

John D. Schiller, Jr., Chairman and Chief Executive Officer of Energy XXI, a Petroleum Engineer, is the qualified person that has reviewed and approved the technical information contained in this announcement.

GLOSSARY

Barrel – a unit of measure for oil and petroleum products that is equivalent to 42 U.S. gallons.

BOEPD – Barrels of Oil Equivalent Per Day

Development well – a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive; a well drilled in a proven field for the purpose of completing the desired spacing pattern of production.

Exploratory well – a hole drilled: a) to find and produce oil or gas in an area previously considered unproductive area; b) to find a new reservoir in a known field, i.e., one previously producing oil and gas from another reservoir, or c) to extend the limit of a known oil or gas reservoir.

Field – An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

Log – to conduct a survey inside a borehole to gather information about the subsurface formations; the results of such a survey. Logs typically consist of several curves on a long grid that describe properties within the wellbore or surrounding formations that can be interpreted to provide information about the location of oil, gas, and water.

MMCFPD - Million Cubic Feet per Day

Workover – operations on a producing well to restore or increase production. A workover may be performed to stimulate the well, remove sand or wax from the wellbore, to mechanically repair the well, or for other reasons.